Exhibit 99.01

7000 Cardinal Place

Dublin,OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Jim Mazzola	Troy Kirkpatrick
(614) 757-3690	(614) 757-6225
Cell (614) 946-1419	Cell (614) 284-1926
jim.mazzola@cardinal.com	troy.kirkpatrick@cardinal.com

CARDINAL HEALTH TO ADD MORE THAN 700 JOBS,

CONSTRUCT NEW 250,000-SQUARE-FOOT BUILDING IN DUBLIN

DUBLIN, Ohio, April 30, 2007 — Cardinal Health today announced plans to consolidate its two largest business segments and a range of support functions to the company’s headquarters in Dublin, Ohio, a decision that will result in the relocation of more than 700 positions from its McGaw Park campus in Waukegan, Ill. To house its growing Central Ohio workforce, Cardinal Health said it plans to construct a new, 250,000-square-foot facility adjacent to its current headquarters building on Emerald Parkway.

The plan will bring together core elements of its Dublin-based pharmaceutical distribution business and its McGaw Park-based medical/surgical supply distribution business to create a world-class supply chain services organization that can share best practices and support functions to provide better services for customers.

Cardinal Health told employees and local officials on April 2 that it was assessing the potential benefits of relocating some McGaw Park operations to Ohio as a means to simplify its business structure. The transition will occur during the next two years to help assure employees and customers are well informed and prepared for the change. When complete, Cardinal Health’s employment in Central Ohio will grow to approximately 3,400.

“Bringing these two similar businesses together into one location will result in a more streamlined organization and create more value for customers than either unit could accomplish alone,” said R. Kerry Clark, chief executive officer of Cardinal Health. “State and local officials were instrumental in bringing more than 700 jobs to Dublin and providing the necessary support to expand our company headquarters.”

The expansion plans were made possible in part by project incentives from the state of Ohio and commitments made by the city of Dublin. The new building will have capacity for 1,200 employees, including the relocated positions and employees currently in other office locations across Dublin.

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Cardinal Health to Add More Than 700 Jobs, Construct New 250,000-Square-Foot Facility in Dublin

“Ohio is a great state for business, and Cardinal Health is one of our best examples of a corporation that was born in the state and continues to grow its presence here,” said Ohio Governor Ted Strickland. “Cardinal Health is a significant partner in Ohio’s growing health-care industry and my administration is thrilled to help bring more than 700 new jobs to the state. Successful projects like this continue to underscore our commitment to further enhancing the business climate in Ohio.”

City of Dublin Mayor Marilee Chinnici-Zuercher said, “Dublin is proud to be the home of Ohio’s largest company, and we want to help support Cardinal Health’s continued growth in our community. Dublin’s favorable business climate and high quality of life make it an ideal place for large and small businesses alike.”

As part of the decision, the company said it expects to sell the McGaw Park property, but secure space in the area to house its offices, research and development labs, packaging center and other local operations. Businesses remaining in Northern Illinois include Cardinal Health’s $2 billion Medical Products Manufacturing segment, a packaging center that produces surgical kits, a major Midwest distribution center and a range of customer sales, service and warehousing departments.

The company expects to incur $45 million in costs under a previously disclosed restructuring program to cover employee relocation, severance benefits and other transitional expenses.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $80 billion, global company serving the health-care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining software and the CareFusion® patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings; difficulties, delays or additional costs in implementing the company’s global restructuring program; and general economic and market conditions. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

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